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                                                                    EXHIBIT 10.1


THIS DEED OF GUARANTEE AND INDEMNITY is made the 11th day of January 2003

GIVEN BY:

APACHE CORPORATION, a company incorporated in the State of Delaware, United States of America, whose principal place of business is at 2000 Post Oak Boulevard, Suite 100, Houston Texas 77056-4400 (the "PURCHASER'S GUARANTOR")

IN FAVOUR OF:

BP EXPLORATION OPERATING COMPANY LIMITED, a company incorporated in England (registered number 00305943) whose registered office is at Britannic House, 1 Finsbury Circus, London EC2M 7BA (the "SELLER").

WHEREAS:

(A) The Seller has today entered into the Sale and Purchase Agreement with Apache North Sea Limited a company incorporated in England (registered number 4614761) whose registered office is at Level 1, Exchange House, Primrose Street, London EC2A 2HS (the "PURCHASER");

(B) The Seller has agreed to enter into the Sale and Purchase Agreement subject to the Purchaser's Guarantor agreeing to enter into this Deed of Guarantee and Indemnity in respect of the Guaranteed Obligations as set out in Clause 2; and

(C) The Purchaser's Guarantor has agreed (it being in its best commercial interests to do so) to enter into this Deed of Guarantee and Indemnity in respect of the Guaranteed Obligations.

NOW THIS DEED WITNESSETH AS FOLLOWS:

1.    INTERPRETATION

1.1 Unless otherwise defined or provided for in this Deed of Guarantee and Indemnity, words and expressions shall have the following meanings:-

      "ABANDONMENT COST" means the estimated cost, calculated in accordance with the Assumption, in money of the day (i.e. at the predicted abandonment date) to the Purchaser and the other parties to each JOA of final abandonment and/or demolition and removal of all platforms, pipelines, plant, machinery, wells and facilities and other offshore installations and structures comprising the Interests together with any necessary site reinstatement as may be required by the Licences, other Licensed


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      Interest Documents (to the extent that such documents affect the Seller or the Seller's Affiliates) and/or any Act of Parliament or any other statutory provision (including, without limitation, any order, regulation, instrument or other subordinate legislation) or common law in each case from time to time in force, after allowing for estimated salvage value (if any) and any other expected receipts arising from abandonment and/or demolition and removal (excluding tax and royalty relief);

      "ABANDONMENT PROGRAMME" means the abandonment programme(s) related to the Interests required to be submitted or as submitted to, and approved (within the meaning of Section 32 of the Petroleum Act 1998) by, the Secretary pursuant to and in accordance with the Petroleum Act 1998, or other relevant statute, regulations or order from any competent authority or guidelines from time to time in force, as the same may be amended or modified with the approval or concurrence of the Secretary;

      "ACCEPTABLE BANK" means a bank or other financial institution rated a minimum of "A2" by Moody's or "A" by Standard and Poor's (or such other comparable credit rating agency as may be approved by the Seller) or better on their senior, unsubordinated, unsecured long term debt, or any other bank or other financial institution with the prior written agreement of the Seller;

      "ANNUAL C" means the value of C calculated annually or otherwise in accordance with Clauses 9.3.1 and 9.3.2;

      "ASSUMPTION" means the following assumption: the calculation of the cost of decommissioning will be on the basis of the OSPAR Decision 98/3 and any IMO guidelines, both as so amended or replaced from time to time, and good oilfield practice in the United Kingdom continental shelf, or to meet United Kingdom government regulation from time to time if requiring a more demanding standard. The foregoing basis will be interpreted to mean that if decommissioning was to take place at the date of this Deed of Guarantee and Indemnity, at least the following would require to take place: topsides facilities being removed and recycled onshore with all steel jackets removed, transported onshore and recycled. Permanent well abandonment, including removal of conductors. Pipelines exceeding twelve inches (12") diameter may be left in position, disconnected and cleaned of all hydrocarbons. Pipelines less than twelve (12") diameter which are adequately buried may also be left in position;

      "CALCULATION EVENT" shall mean the occurrence of either of the following:-


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       (i)    the Guarantor's Rating maintained by either rating agency falling below the Relevant Rating or being removed by such rating agency;

       (ii) the Guarantor's Rating maintained by either rating agency being at the level specified in Clause 9.1.1(A) but being placed on "credit watch" with negative implications; or

       (iii) the currently provided Abandonment Cost in money of the day the relevant costs are incurred used by the Purchaser's Guarantor for a calculation of Interim Annual C under paragraph (ii) of the definition thereof being less than the Floor;

      "C" means the present value of that portion of the Abandonment Cost as is attributable to the Interests (subject to Clause 9.11) as at 31st December of the calendar year prior to that in which the calculation is made, calculated by the discounted cash flow technique at the discount rate proposed by the Purchaser's Guarantor in its calculation of Annual C and approved by the Seller (or determined by the expert) in accordance with Clause 9.3;

      the "FLOOR" means L395,800,000 x 0.7 x (1.025)(x) where x is the period in years (expressed as a fraction for part years) from the date of this document until the date to which the audited financial statements of the Purchaser's Guarantor were drawn up for the relevant calculation of Interim Annual C.

      "GUARANTOR'S RATING" has the meaning given to it in Clause 9.1.1;

      "IMO" means the International Maritime Organisation;

      "INTERIM ANNUAL C" shall mean:

      (i) on and from the date hereof until the date of filing with the Securities and Exchange Commission of the annual audited financial statements of the Purchaser's Guarantor for the year ending 31st December 2003, L175,000,000; and

      (ii) thereafter, either (aa) the figure used by the Purchaser's Guarantor for the asset retirement obligations associated with the Interests in computing its aggregate asset retirement obligations for the purposes of its most recent annual audited financial statements, determined in accordance with generally accepted accounting principles in the United States, in respect of which an


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            officer's certificate has been provided in accordance with clause
            9.5(C) or (bb) if the calculation in (aa) above results in a Calculation Event arising by virtue of paragraph (iii) of the definition of "Calculation Event", the most recent previous figure for Interim Annual C which did not result in a Calculation Event (or, if since the date of that figure Annual C or Provisional Annual C shall have been calculated or determined, then that amount);

      "LETTER OF CREDIT" means the irrevocable letter(s) of credit in favour of the Seller payable in London, England issued by an Acceptable Bank in substantially the form set out in the Schedule (and taking into account the reasonable comments of the issuing bank) and any replacement or renewal thereof or addition thereto;

      "LC TRUST ACCOUNT" has the meaning given to it in Clause 9.12.1;

      "OSPAR" means the OSPAR Convention which came into force on 25 March 1998;

      "PARTIES" means the Purchaser's Guarantor and the Seller;

      "PETROLEUM ACT 1998" means the Petroleum Act 1998 (as amended, modified or re-enacted from time to time) or any successor legislation, and any reference to a section of the Petroleum Act 1998 shall also be a reference to the corresponding section of any such amended, modified, re-enacted or successor legislation;

      "PROVISIONAL ANNUAL C" means the value of C calculated in substitution for Annual C pursuant to Clause 9.3.4;

      "RATING LOSS DATE" means the date that the second of the relevant rating agencies discloses that the Guarantor's Rating has fallen below the Relevant Rating (as defined in Clause 9.1.1) or been removed;

      "SALE AND PURCHASE AGREEMENT" means the agreement of even date herewith and entered into between the Seller and the Purchaser for the sale and purchase of certain interests in United Kingdom Continental Shelf Petroleum Production
      Licences;

      "STAMP DUTY AGREEMENT" means the agreement dated of even date herewith and entered into between the Seller and the Purchaser concerning the retention of the Sale and Purchase Agreement and certain other documents outside the United Kingdom;


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      "SECTION 29 PARTY" means (i) those parties (other than the Purchaser or an
      Affiliate of the Purchaser) who are currently the recipients of notices given under Section 29 of the Petroleum Act 1998 in relation to the Interests, (ii) any other person (other than the Purchaser or an Affiliate of the Purchaser) who at any time becomes the recipient of such notice in relation to the Interests and (iii) any person (other than the Purchaser or an Affiliate of the Purchaser) on whom a duty is at any time imposed under Section 34 of the Petroleum Act 1998 to secure that the Abandonment Programme is carried out;

      "SUPPLEMENTAL SECURITY" means the aggregate amount of the value of any security or other cover and/or credit balances which meets the requirements of Clause 9.7 including the proviso thereto and any alternative security cover has been approved by the Seller pursuant to Clause 9.10; and

      "TAXATION" means:

      (a) all forms of taxation and statutory, governmental, state, federal, provincial, local government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the United Kingdom or any other jurisdiction; and

      (b) any penalty, fine, surcharge, interest, charges or costs payable in connection with any Taxation within (a) above.

1.2 Words and expressions defined in the Sale and Purchase Agreement shall (except where the context otherwise requires) have the same meanings wherever used herein.

1.3 All references to clauses and recitals are, unless otherwise expressly stated, references to clauses and recitals to this Deed of Guarantee and Indemnity.

1.4 The headings in this Deed of Guarantee and Indemnity are inserted for convenience only and shall be ignored in construing this Deed of Guarantee and Indemnity. Unless the context otherwise requires in this Deed of Guarantee and Indemnity the singular shall include the plural and vice versa.

1.5 Reference to statutory provisions shall be construed as reference to those provisions as amended, consolidated, extended or re-enacted from time to time.

1.6 References in this Deed of Guarantee and Indemnity to the words "include", "including" and "other" shall be construed without limitation.


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2.    GUARANTEE

      The Purchaser's Guarantor hereby unconditionally guarantees the due and punctual performance by the Purchaser of its obligations under the Sale and Purchase Agreement and/or the Stamp Duty Agreement (the "GUARANTEED OBLIGATIONS") to the intent that if the Purchaser shall fail to observe and perform any of the Guaranteed Obligations the Purchaser's Guarantor shall be liable to perform the same as if the Purchaser's Guarantor were the party principally bound thereby in place of the Purchaser (subject to all the same limitations on liability to which the Purchaser is entitled under or in respect of the Sale and Purchase Agreement or the Stamp Duty Agreement, as the case may be).

3.    MATTERS NOT TO REDUCE THE PURCHASER'S GUARANTOR'S LIABILITY

3.1 If any purported obligation or liability of the Purchaser under the Sale and Purchase Agreement or the Stamp Duty Agreement which, if valid, would have been the subject of this Deed of Guarantee and Indemnity is not or ceases to be valid or enforceable on any ground by reason of any defect in or want of powers of the Purchaser or irregular exercise thereof or lack of authority by any person apparently authorised to act on behalf of the Purchaser or any legal incapacity or any change in the constitution of or any amalgamation, reconstruction or liquidation of the Purchaser, the Purchaser's Guarantor shall nevertheless be liable in respect of that purported obligation or liability as if the same were fully valid and enforceable and as if the Purchaser's Guarantor were the principal debtor in respect thereof. The Purchaser's Guarantor hereby agrees to keep the Seller fully indemnified in accordance with the terms of this Deed of Guarantee and Indemnity against all Losses and Expenses arising from any failure of the Purchaser to carry out any such purported obligation or liability by reason of it not being or ceasing to be valid or enforceable as aforesaid.

3.2 The Purchaser's Guarantor undertakes that if any of the Guaranteed Obligations are not recoverable on the basis of a guarantee for any reason, it will (as a separate and independent stipulation) pay the Seller on demand whatever amount or amounts shall equal what it would have been liable to pay but for such irrecoverability.

3.3 The Guaranteed Obligations shall be discharged by the full performance by the Purchaser of its obligations under the Sale and Purchase Agreement and the Stamp Duty Agreement, but otherwise shall not be discharged or affected by any act, omission, matter or thing which, but for this provision, might operate to release or otherwise exonerate the Purchaser's Guarantor from those obligations in whole or in part including:


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      3.3.1 the granting of time, or any waiver or other indulgence (including any extension, renewal, acceptance, forbearance or release in respect of any of the Guaranteed Obligations);

      3.3.2 the taking, variation, compromise, renewal or release of or refusal or neglect to perform or enforce any rights, remedies or securities against the Purchaser;

      3.3.3 any modification, variation or addition to the terms of any of the Guaranteed Obligations or of any other document or security;

      3.3.4 any irregularity, defect or informality in the terms of any of the Guaranteed Obligations or any other document or security or any legal limitation, disability, incapacity or want of authority of any person other than the Seller or its Affiliates;

      3.3.5 any corporate reorganisation, reconstruction, amalgamation, dissolution, liquidation, merger, acquisition of or by or other alteration in the corporate existence or structure of the Seller or the Purchaser or the Purchaser's Guarantor;

      3.3.6 any composition or similar arrangement by the Seller or the Purchaser or the Purchaser's Guarantor or any other person; or

      3.3.7 any other act or thing whatsoever done or omitted or neglected to be done by the Seller in relation to the Guaranteed Obligations.

4.    NO COMPETITION

      Until all the Guaranteed Obligations have been paid, discharged or satisfied in full, the Purchaser's Guarantor waives all rights of subrogation and indemnity against the Purchaser in respect of Guaranteed Obligations and agrees not to share in any security held or monies received by the Seller on account of such liabilities or to claim or prove in competition with the Seller in the liquidation of the Purchaser (or its equivalent in any relevant jurisdiction) in respect of any monies paid by the Purchaser's Guarantor to the Seller under this Deed of Guarantee and Indemnity.

5.    DISCHARGE

      Where any discharge (whether in respect of any of the Guaranteed Obligations or any security for the Guaranteed Obligations or otherwise) is made in whole or in part or any


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      arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored for any reason, the liability of the Purchaser's Guarantor under this Deed of Guarantee and Indemnity shall continue as if the discharge or arrangement had not been made.

6.    ENFORCEMENT

6.1 The Seller shall not be obliged before taking steps to enforce this Deed of Guarantee and Indemnity:

      6.1.1 to take any action or obtain judgement in any court against the Purchaser or any other person;

      6.1.2 to make or file any claim in any bankruptcy or liquidation (or its equivalent in an relevant jurisdiction) of the Purchaser or of any other person;

      6.1.3 to make, enforce or seek to enforce any claim against the Purchaser or any other person under any security or other document, agreement or arrangement; or

      6.1.4 to enforce against and/or realise (or seek so to do) any security that it may have in respect of all or any part of the Guaranteed Obligations.

7.    WARRANTIES

7.1   The Purchaser's Guarantor hereby warrants to the Seller that:

      7.1.1 the Purchaser's Guarantor is duly incorporated with limited liability and validly existing under the laws of the State of Delaware, United States of America;

      7.1.2 the documents which contain or establish Purchaser's Guarantor's constitution incorporate provisions which authorise, and all necessary corporate action has been taken to authorise, Purchaser's Guarantor to execute and deliver this Deed of Guarantee and Indemnity and perform the transactions contemplated hereby;

      7.1.3 the signing and delivery of this Deed of Guarantee and Indemnity and the performance of the obligations contemplated by this Deed of Guarantee and Indemnity, will not contravene or constitute a default under any provision contained in any material agreement, instrument, law, judgment, order,


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            licence, permit or consent by which Purchaser's Guarantor or any of its Affiliates or any of its assets is bound or affected; and

      7.1.4 no litigation, arbitration, administrative proceeding, dispute or judgment against Purchaser's Guarantor or to which Purchaser's Guarantor is a party which is reasonably likely to by itself or together with any such other proceedings have a material adverse effect on its business, assets or condition and which would materially and adversely affect its ability to observe or perform its obligations under this Deed of Guarantee and Indemnity, is subsisting or, so far as Purchaser's Guarantor is aware, threatened or pending against Purchaser's Guarantor or any of its assets.

8.    CONTINUING AND ADDITIONAL SECURITY

8.1 This Deed of Guarantee and Indemnity is a continuing security and shall remain in full force and effect until all the Guaranteed Obligations have been discharged or satisfied in full notwithstanding the liquidation or other incapacity or any change in the constitution of the Purchaser or of the Purchaser's Guarantor, or in the name and style of either of them, any intermediate payment or performance or the invalidity or unenforceability in whole or in part of the Guaranteed Obligations or any other matter whatsoever.

8.2 This Deed of Guarantee and Indemnity is in addition to and shall not merge with or otherwise prejudice or affect or be prejudiced by any other right, remedy, guarantee, indemnity or security and may be enforced without first having recourse to the same or any other bill, note, mortgage, charge, pledge or lien now or hereafter held by or available to the Seller.

9.    LETTER OF CREDIT

9.1.1 If at any time the credit rating of the senior, unsubordinated, unsecured long term debt of the Purchaser's Guarantor ("Guarantor's Rating") falls below both "A-" by Standard and Poor's and "A3" by Moody's (or such other comparable credit rating agency or agencies as may be proposed by the Purchaser's Guarantor and approved by the Seller such approval not to be unreasonably withheld) (the "Relevant Rating") or is removed by both such rating agencies, then the Purchaser's Guarantor shall supply to the Seller a Letter of Credit in accordance with the provisions of this Clause 9 failing which it shall forthwith pay an amount equal to the face value of the Letter of Credit which should have been supplied into the LC Trust Account. Each Letter of Credit delivered pursuant to this Clause 9 shall have an expiry date of 31st December in the year for which the calculation of "Annual C", "Interim Annual C" or "Provisional Annual C" has been determined.


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9.1.2 The Letter of Credit shall be renewed on or prior to its expiry date in accordance with Clause 9.6 unless a Guarantor's Rating is increased or reinstated to a rating level at least equivalent to either Relevant Rating. If at any time either Guarantor's Rating is increased or reinstated to a rating level at least equivalent to a Relevant Rating any then outstanding Letter of Credit shall forthwith be returned by the Seller to the Purchaser's Guarantor for surrender and cancellation.

9.2   Amount of Letters of Credit

      Subject as provided in this Clause 9, within 10 London and New York business days of the occurrence of a Rating Loss Date the Purchaser's Guarantor will supply a Letter of Credit in the amount of Interim Annual C (or if Annual C or Provisional Annual C shall have been previously calculated or determined for that relevant period, that amount), in each case less any Supplemental Security.

9.3   Calculation of the Annual C

      9.3.1 (A)   Calculation of Annual C shall be commenced and completed in accordance with this Clause 9 as soon as reasonably practicable after any Calculation Event, provided that if at any time the event that caused the Calculation Event ceases to apply then that calculation of Annual C shall cease and this Clause 9 shall not apply (save for Clause 9.3.3(D) and the provisions of Clauses 9.5 and 9.12, to the extent relevant) unless and until a further Calculation Event shall occur.

            (B) The Purchaser's Guarantor, acting reasonably, shall give the Seller its calculation of Annual C by no later than 1 month after the Calculation Event together with reasonable supporting calculations and documentation. The Seller shall give notice to the Purchaser's Guarantor within 1 month of receipt of that calculation stating whether it approves or disapproves the calculation of Annual C, and in the event that it fails to give such a notice within such period, it shall be deemed to have approved such calculation of Annual C.

      9.3.2 Annual C shall thereafter be calculated for each subsequent calendar year, (provided that if the event that caused the Calculation Event ceases to apply then that calculation of Annual C shall cease and this Clause 9 shall not apply (save for Clause 9.3.3(D) and the provisions of Clauses 9.5 and 9.12, to the extent relevant) unless and until a further Calculation Event shall occur) by the Purchaser's Guarantor, acting reasonably, and will be provided to the Seller, together with reasonable supporting calculations and documentation, no later than 6 months before the expiry


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            date of the current Letter of Credit. The Seller shall give notice to the Purchaser's Guarantor within 1 month of receipt of that calculation stating whether it approves or disapproves the calculation of the Annual C, and in the event that it fails to give such a notice within such period, it shall be deemed to have approved such calculation of Annual C.

      9.3.3 (A)   If the Seller disapproves the calculation of the Annual C, then, by no later than 10 days after receipt by the Purchaser's Guarantor of the Seller's notice of disapproval, an independent expert shall be appointed to determine the value of Annual C. The independent expert shall be selected by the mutual agreement of the Parties and in the absence of agreement shall be appointed on the application of either
                  Party by the President for the time being of the Institute of Petroleum in England (or any successor body thereto).

            (B) The independent expert shall be a firm of engineers skilled by reason of its qualification, experience and expertise in the estimation of abandonment costs for offshore oil and gas facilities.

            (C) The independent expert shall act as an expert and not as an arbitrator, it shall be appointed on the basis that it keeps strictly confidential to the Parties all information provided to it by the Parties hereunder and its decision shall, in the absence of manifest error, be final and binding on the Parties.

            (D) The costs of the independent expert shall be borne as to fifty per cent (50%) by the Seller and fifty per cent (50%) by the Purchaser's Guarantor.

            (E) The Purchaser's Guarantor shall use its best endeavours to provide such data as the independent expert may reasonably require for the purposes of its determination.

      9.3.4 Where an independent expert has been appointed it shall review the calculation of Annual C provided by the Purchaser's Guarantor and any calculation of Annual C provided by the Seller. The Purchaser's Guarantor shall use its reasonable endeavours to procure that the independent expert will notify the Seller and the Purchaser's Guarantor in writing by no later than the date falling 1 month after the date of its appointment of its approval of the calculation of Annual C by the Purchaser's Guarantor or (if any) the Seller or (where it approves neither) its own determination of Annual C. If the independent expert fails to


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            notify the Purchaser's Guarantor and the Seller as aforesaid, by the date falling 2 months after the date of its appointment then:-

            (A) (save where paragraph (B) below applies), the average of the respective estimates of Annual C prepared by the Purchaser's Guarantor and the Seller, will thereupon be the Annual C, or if no estimate has been provided by the Seller, the estimate provided by the Purchaser's Guarantor will thereupon be Annual C (such calculation or estimate being the "Provisional Annual C"). Annual C or the Provisional Annual C shall, less any Supplemental Security, (and subject as provided in Clause 9.3.5) determine the aggregate amount of the Letter of Credit to be provided for the remainder of the calendar year; and

            (B) if an amount for Annual C has previously been determined and a Letter of Credit is outstanding calculated by reference to it or would have been but for a payment into the LC Trust Account under clause 9.1, the Annual C shall remain at the level last determined (such amount being the "Provisional Annual C"). Annual C or the Provisional Annual C shall, less any Supplemental Security, (and subject as provided in Clause 9.3.5) determine the aggregate amount of the Letter of Credit to be provided for the following calendar year.

      In the event that the aggregate undrawn amount of the outstanding Letter of Credit issued pursuant to Clause 9.2, together with the Supplemental Security:-

            (C) is less than the value of Provisional Annual C calculated in accordance with Clause 9.4 the Purchaser's Guarantor shall, within 3 months of the date of appointment of the independent expert, deliver to the Seller a further Letter of Credit in an amount which, when taken together with all other undrawn amounts under any outstanding Letter of Credit and the Supplemental Security, equals the value of the Provisional Annual C; or

            (D) is more than the calculated value of Provisional Annual C, the Purchaser's Guarantor may, by the date of expiry of the outstanding Letter of Credit, deliver to the Seller a Letter of Credit in an amount which, together with the Supplemental Security, equals the value of the Provisional Annual C and the Seller shall promptly return to the Purchaser's Guarantor for surrender, upon the receipt of the replacement Letter of Credit, the Letter of Credit which has been replaced.


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      9.3.5 If the independent expert notifies the Seller and the Purchaser's
            Guarantor that it has approved the calculation of Annual C of either the Seller or the Purchaser's Guarantor or has determined its own calculation of Annual C, then Annual C shall be the amount so approved or determined by the independent expert and where the amount so approved or determined is:

            (A) greater than the value of the Interim C or Provisional Annual C, then the Purchaser's Guarantor shall provide a further Letter of Credit in a sum which, together with the Supplemental Security, represents the difference between the value of the Interim Annual C or Provisional Annual C (as the case may be) and the amount so approved or determined as Annual C by the expert, within one month of such notification from the expert (or, if later, by no later than one month prior to the date the new Annual C is to become effective); or

            (B) is less than the value of Interim Annual C or the Provisional Annual C, then the Purchaser's Guarantor may provide a Letter of Credit in a sum, together with the Supplemental Security, equal to the amount of the Annual C so approved or determined by the expert and the Seller shall promptly return to the Purchaser's Guarantor for surrender, upon the receipt of the replacement Letter of Credit, the Letter of Credit which has been replaced.

      9.3.6 Each of "C", "Interim Annual C", "Annual C" and "Provisional Annual C" shall be determined in Sterling.

      9.3.7 Notwithstanding the foregoing provisions, if the Purchaser's Guarantor fails to supply its calculation of Annual C to the Seller by the date specified in this Clause 9.3, then (without prejudice to any other remedies available to the Seller), for the relevant calendar year, the amount of Annual C shall be the then value of Interim Annual C.

9.4 Purchaser's Guarantor's obligation to provide further Letter of Credit for an increase in Annual C

      In the event that the aggregate undrawn amount of the outstanding Letter of Credit, together with the Supplemental Security:

      9.4.1 is less than the value of Annual C calculated in accordance with Clause 9.3, the Purchaser's Guarantor shall, by no later than one month prior to the date of expiry of the outstanding Letter of Credit, deliver to the Seller a further Letter of Credit in an amount which, when taken together with all other undrawn amounts under any outstanding Letter of Credit and the Supplemental Security, equals the value of the Annual C; or

      9.4.2 is more than the calculated value of the Annual C, the Purchaser's Guarantor may no later than one month prior to the date of expiry of the outstanding Letter of Credit, deliver to the Seller a Letter of Credit in an amount which, together with the Supplemental Security, equals the value of the Annual C and the Seller shall promptly return to the Purchaser's Guarantor for surrender, upon the receipt of the replacement Letter of Credit, the Letter of Credit which has been replaced.



9.5   Provision of information

      (A) The Purchaser's Guarantor shall at all times following Completion provide to the Seller in a timely manner data and information relating to the Interests which may have a material and adverse effect on one or more of the fields comprising the Interests or on the level of Abandonment Costs.

      (B) If the Seller considers that an event has occurred which is reasonably likely to have a material adverse effect on the Interests the Purchaser's Guarantor shall use its best endeavours to provide to the Seller in a timely manner data and information relating to the effect of the event on the Interests; and

      (C) Within 5 London and New York business days of the filing with the Securities and Exchange Commission by the Purchaser's Guarantor of its audited annual consolidated accounts, the Purchaser's Guarantor will notify the Seller of the updated amount of Interim Annual C together with a certificate from an officer of the Purchaser's Guarantor confirming that such figure is the amount used by the Purchaser's Guarantor for the asset retirement obligations associated with the Interests for the purposes of its most recent annual audited financial statements, determined in accordance with generally accepted accounting principles in the United States.

9.6 Obligation to produce Letter of Credit before expiry of then current Letter of Credit

      The Purchaser's Guarantor shall no later than thirty (30) days before the expiry date of the then current Letter of Credit deliver to the Seller a replacement Letter of Credit in the amount of the expiring Letter of Credit (unless a different amount is otherwise provided for hereunder) and forthwith return to the Purchaser's Guarantor for cancellation, the Letter of Credit which has been replaced.

9.7   Reduction of undrawn amount under the Letter of Credit

      Notwithstanding any other provision of this Clause 9 the aggregate undrawn amount required to be outstanding at any time under the Letter of Credit provided to the Seller pursuant to this Clause 9 shall be reduced by the aggregate of:

      9.7.1 the value of any security or other equivalent cover in respect of Abandonment Costs provided by the Purchaser or any of its Affiliates pursuant to any document provided in accordance with the provisions of any JOA or pursuant to any scheme or requirement of the Secretary or any applicable law or guidance;

      9.7.2 the aggregate credit balance standing to the credit of any trust fund established by the Purchaser or any of its Affiliates in accordance with the provisions of any JOA or pursuant to any scheme or requirement of the Secretary or any applicable law or guidance; and

      9.7.3 the aggregate credit balance in the LC Trust Account,

      provided that the aggregate undrawn amount referred to in this Clause 9.7 shall only be reduced if either (a) the Purchaser's Guarantor has procured that the Seller has become a party to the relevant JOA or such other agreement which governs the matters referred to in Clauses 9.7.1 and 9.7.2 with all rights in respect of such matters only but with no obligations such that the Seller will have the benefit of any security or other equivalent cover or trust fund referred to in Clauses 9.7.1 or 9.7.2; or
      (b) the Secretary will participate in any security or other equivalent cover or trust fund referred to in Clauses 9.7.1 or 9.7.2 and the Seller, acting reasonably, is satisfied that the arrangements are such that the amounts in question are and will remain available to be applied towards the Abandonment Costs and will be so applied to the extent required.

9.8   Events giving rise to demands under Letter of Credit

      The Seller shall be entitled to draw on the then current Letter of Credit if any of the following circumstances occur:

      9.8.1 the Purchaser's Guarantor is in breach of Clause 9.6 by failing to deliver a replacement Letter of Credit in which case the Seller shall be entitled to draw down:

            (A) if no replacement Letter of Credit is provided, the whole of any Letter of Credit which the Purchaser's Guarantor was obliged to replace pursuant to Clause 9.6; or

            (B) if one or more replacement Letters of Credit are provided, the amount equal to the difference between the amount which the Purchaser's Guarantor was obliged to provide pursuant to Clause 9.6 and the amount of the replaced Letters of Credit;

      9.8.2 if:

            the Purchaser has failed to carry out its obligations to submit and/or undertake the Abandonment Programme and:

            (A) the Seller or any other Section 29 Party has been required by the Secretary to submit the Abandonment Programme and/or has a duty under the Petroleum Act 1998 to secure that it is carried out; and

            (B) the Seller or a Section 29 Party has made, or is expected to make, expenditures relating to the Abandonment Programme in the next thirty (30) days;

            in which case the Seller shall be entitled to draw down the amount of the expenditures referred to at (C) above;

      9.8.3 if the entity which has issued the Letter of Credit ceases to be an Acceptable Bank and the Purchaser's Guarantor fails to provide a replacement Letter of Credit issued by an Acceptable Bank within thirty (30) Business Days of the Seller notifying the Purchaser's Guarantor that the issuing entity is no longer an Acceptable Bank, the Seller shall be entitled to draw down the whole Letter of Credit; and

      9.8.4 save as provided in Clause 9.8.2, the Seller is legally obligated, by the Secretary or otherwise, to pay within the next thirty (30) Business Days all or part of the Abandonment Costs (other than pursuant to any JOA or similar document relating to the Interests that the Seller or its Affiliates enters into after the date hereof), in which case the Seller shall be entitled to draw down an amount equal to the amount the Seller is obligated to pay.

9.9   Completion of abandonment programme

      Subject as aforesaid, the obligations of the Purchaser's Guarantor under this Clause 9 will continue until the Purchaser's Guarantor has delivered to the Seller a copy of the Licence Operator's bona fide notice to the Secretary that the Abandonment Programme in respect of all of the Fields comprising the Interests has been completed and the Secretary has not, during the twelve (12) months following the delivery of such notice to the Secretary notified the Licence Operator of any additional clean-up or other abandonment activity. If the

      Purchaser's Guarantor has delivered to the Seller a copy of such notice to the Secretary that the Abandonment Programme has been completed and such 12 month period has elapsed as aforesaid, the Seller will promptly return the Letter of Credit then in its possession to the Purchaser's Guarantor and remit to the Purchaser's Guarantor any balance then standing to the credit of the LC Trust Account. The Purchaser's Guarantor shall supply, together with a copy of such notice to the Secretary, reasonable evidence that it has paid the Abandonment Costs which have been incurred.

9.10  Alternative Security

      The Purchaser's Guarantor may, with the prior written consent of the Seller (such consent not to be unreasonably withheld), from time to time offer in lieu of or in combination with a Letter of Credit alternative security or cover for the Abandonment Costs, including cash and/or treasury instruments.

9.11  Assignment of Clause 9 Rights and Obligations

      The Purchaser's Guarantor shall be entitled to assign all or part of its rights and obligations under this Clause 9 to any third party which acquires all or part of the Interests, provided that the Purchaser's Guarantor shall remain responsible for its obligations under this Clause 9 in respect of any part of the Interests retained by the Purchaser or any of its Affiliates and shall remain responsible for its obligations under this Clause 9 in respect of such part of the Interests as it has assigned unless and until the assignee agrees in writing with the Seller (which agreement the Seller shall not unreasonably withhold) to provide security affording at least equivalent protection to the Seller in respect of the part of the Interests to be acquired.

9.12  LC Trust Account

      9.12.1 If the Seller makes a demand under Letter(s) of Credit, the Seller shall hold the payments received on trust for itself and the Purchaser's Guarantor in accordance with the provisions of this Clause 9.12. The Seller shall deposit such payments in a separate interest bearing account (the "LC Trust Account") established in the United Kingdom with a bank that is and continues to be reasonably acceptable to the Purchaser's Guarantor. Interest that accrues on amounts held in the LC Trust Account shall be deposited in the LC Trust Account and may be withdrawn only in accordance with the provisions of this Clause.

      9.12.2 Subject to Clauses 9.9, 9.12.4, 9.12.7 and 9.12.8 the Seller shall only withdraw such amounts as are necessary from the LC Trust Account (a) to meet the bank charges with respect to such account and (b) to meet any Abandonment Costs which the Seller has incurred and paid or is due to pay within 5 Business Days of the date of such withdrawal.

      9.12.3 The Seller shall promptly notify the Purchaser's Guarantor of any withdrawals.

      9.12.4 In the case of Clauses 9.8.1 and/or 9.8.3 applying, if the Purchaser's Guarantor remedies its breach by delivering to the Seller the Letter of Credit in compliance with the requirements of this Clause 9, the Seller shall promptly remit the outstanding balance of the LC Trust Account to the Purchaser's Guarantor.

      9.12.5 The Seller shall not grant any security or create any other form of encumbrance over amounts held in the LC Trust Account (and shall procure that the bank holding the account waives its rights of set off in relation to such account).

      9.12.6  The perpetuity for the trusts established pursuant to this Clause
              9.12 shall be eighty (80) years from the date of this Deed of Guarantee and Indemnity.

      9.12.7 If the proviso to Clause 9.3.1(A) applies, then all amounts standing to the credit of the LC Trust Account shall forthwith be remitted to the Purchaser's Guarantor and the Letter of Credit shall forthwith be returned by the Seller to the Purchaser's Guarantor.

      9.12.8 If at any time following the coming into effect of Interim Annual C, Annual C or Provisional Annual C the Supplemental Security exceeds such amount then the Seller shall forthwith return to the Purchaser's Guarantor the lesser of the amount of such excess and the amount standing to the credit of the LC Trust Account.

      9.12.9 The Seller will open the LC Trust Account and notify the Purchaser's Guarantor of the details thereof within 21 days of the date hereof.

10.   PAYMENT AND WITHHOLDINGS

10.1 Any demand hereunder shall be given in writing or by facsimile transmission addressed to the Purchaser's Guarantor and served on the Purchaser's Guarantor in accordance with the provisions of clause 16 below.

10.2 Any payment to the Seller to be made hereunder shall be made within 5 Business Days from demand in cleared funds to the Seller's Account, delivery to which account shall be an effective discharge of the Purchaser's Guarantor's obligations to pay the amount concerned.

10.3 Subject to clause 10.4 below all payments made by the Purchaser's Guarantor under this Deed of Guarantee and Indemnity shall be made gross free of any rights of counterclaim or set-off and without any deductions or withholdings of any nature.

10.4 If the Purchaser's Guarantor is required by law to make any deductions or withholdings from any payment hereunder it shall do so and the sum due from the Purchaser's Guarantor in respect of such payment shall be increased to the extent necessary to ensure that after the making of such deduction or withholding the Seller receive and retain (free and clear of any liability in respect of any such deduction or withholding) a net sum equal to the sum they would have received and retained had no deduction or withholding been required to be made.

10.5 If the Seller is satisfied that any payment under this Deed of Indemnity and Guarantee will be or has been subject to Taxation the Seller may demand in writing from the Purchaser's Guarantor from time to time such amount (after taking into account any such Taxation payable in respect of such amount) as will ensure that the Seller receives and retains a net sum equal to the sum it would have received had the payment not been subject to such Taxation. Notice of such amount shall be certified in writing by the Seller. The Purchaser's Guarantor shall pay such amount to the Seller in cleared funds on or before the fifth Business Day following the date of demand.

11.   WAIVER

      No waiver by the Seller or the Purchaser's Guarantor of any breach of a provision of this Deed of Guarantee and Indemnity shall be binding unless made expressly and in writing and any such waiver shall relate only to the matter to which it expressly relates and shall not apply to any subsequent or other matter.

12.   INDEMNITY

      The Purchaser's Guarantor hereby agrees to indemnify (save insofar as otherwise indemnified hereunder) the Seller on demand against all Losses and Expenses incurred or sustained by the Seller in any enforcement of this Deed of Guarantee and Indemnity or occasioned by any breach by the Purchaser's Guarantor of any of the covenants or obligations to the Seller under this Deed or Guarantee and Indemnity.

13.   PROVISIONS SEVERABLE

      Every provision contained in this Deed of Guarantee and Indemnity shall be severable and distinct from every other such provision and if at any time any one or more of such provisions is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining such provisions shall not in any way be affected thereby.

14.   AMENDMENTS

      The terms and conditions of this Deed of Guarantee and Indemnity shall only be varied by an agreement in writing signed by the Seller and the Purchaser's Guarantor and specifically referring to this Deed of Guarantee and Indemnity.

15.   CONTINUATION OF DEED OF GUARANTEE AND INDEMNITY

      This Deed of Guarantee and Indemnity shall remain in full force and effect notwithstanding any amendments or variations from time to time to the Sale and Purchase Agreement and/or the Stamp Duty Agreement.

16.   ASSIGNMENT

      16.1 Subject to Clause 9.11 and 16.2, this Deed of Guarantee and Indemnity shall be binding on and enure for the benefit of the successors of the parties but shall not be assignable by any party without the prior written consent of the other parties.

      16.2 The Seller may not assign any of its rights and obligations hereunder save for an assignment of the entirety of its rights and obligations to:

           (A)    an Affiliate; or

           (B) a purchaser of substantially the whole of the business of the Seller,

           provided that the identity of such Affiliate or purchaser has been approved by the Purchaser's Guarantor, such approval not to be unreasonably withheld.


17.   NOTICES

17.1 Except as otherwise provided in this Deed of Guarantee and Indemnity any notice or other document to be given under this Deed of Guarantee and Indemnity shall be in writing and shall be deemed to be duly given if it (or the envelope containing it) identifies the party to whom it is intended to be given as the addressee and:

      17.1.1  it is delivered personally; or

      17.1.2 it is sent by (i) airmail or (ii) facsimile transmission to the respective addresses shown in this Deed of Guarantee and Indemnity or the respective registered or principal offices for the time being of the relevant company or to such other addresses and/or numbers as such parties may by notice to all other parties hereto expressly substitute therefor;

      when in the ordinary course of the means of transmission it would first be received by the addressee in normal business hours.

17.2 In proving the giving of a notice it shall be sufficient to prove that the notice was left or that the envelope containing such notice was properly addressed and posted or that the applicable means of telecommunications was properly addressed and despatched (as the case may be).

17.3 Any notice duly given within the meaning of clause 17.1 shall be deemed to have been both given and received:

      17.3.1 if it is delivered in accordance with clause 17.1.1, on such delivery;

      17.3.2  if it is duly posted or transmitted in accordance with clause
              17.1.2 by any of the methods there specified, on the fifth Business Day after the day of posting or (in the case of a notice transmitted by facsimile transmission) upon receipt by the sender of the correct transmission report.

17.4 For the purposes of this clause 17 "notice" shall include any request, demand, instructions or other document.

17.5 The facsimile numbers for the parties to this Deed of Guarantee and Indemnity are as follows:

      Purchaser's Guarantor: General Counsel
                             Apache Corporation
                             2000 Post Oak Boulevard
                             Suite 100
                             Houston
                             Texas 77056-4400

                             Fax no: (713) 296 6458

       The Seller:           BP Exploration Operating Company Limited
                             Burnside Road
                             Farburn Industrial Estate
                             Dyce
                             Aberdeen AB27 7PB

                             Attention: Business Unit Leader

                             Mid North Sea Business Unit

                             Fax no: 01224 834800


18.   RIGHTS OF THIRD PARTIES

18.1 Subject to Clause 18.2, nothing in this Deed of Guarantee and Indemnity is intended to confer on any person any right to enforce any term of this Deed of Guarantee and Indemnity which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999. The parties to this Deed of Guarantee and Indemnity may by agreement rescind or vary any term of this Deed of Guarantee and Indemnity without the consent of any of the Seller's Affiliates.

18.2 The Purchaser's Guarantor acknowledges and declares that any Seller's Affiliate having rights against the Purchaser under Clauses 3.14, 6.6 or
      6.7 of the Sale and Purchase Agreement shall be entitled to exercise such rights against the Purchaser's Guarantor hereunder to the same extent and with the same effect as the Seller could have done notwithstanding that such Seller's Affiliate is not a party to this Deed of Guarantee and Indemnity.



19.   APPOINTMENT OF AGENT FOR SERVICE OF PROCESS

19.1 The Purchaser's Guarantor irrevocably agrees that any writ, summons, claim form, order, judgment or other process issued out of the courts of England and Wales in connection with any proceedings arising out of or in connection with this Deed of Indemnity and Guarantee (a "Service Document") may be sufficiently and effectively served on it by service on the Purchaser's Solicitors, if no replacement agent has been appointed and notified to the Seller pursuant to sub-clause 19.4, or on the replacement agent if one has been appointed and notified to the Seller.

19.2 Any Service Document served pursuant to this clause shall be marked for the attention of:-

      19.2.1 Paul Griffin and Henry Davey at Herbert Smith, Exchange House, Primrose Street, London EC2A 2HS or such other address in England and Wales as may be notified to the Seller by Herbert Smith; or

      19.2.2 such other person as is appointed as agent for service pursuant to clause 19.4 at the address notified pursuant to clause 19.4.

19.3 Any Service Document addressed in accordance with clause 19.2 shall be deemed to have been duly served if left at the specified address, when it is left; or, if sent by first class post, two clear Business Days after the date of posting.

19.4 If the agent referred to in sub-clause 19.1 (or any replacement agent appointed pursuant to this sub-clause) at any time ceases for any reason (including its dissolution) to act as the Purchaser's Guarantor's agent for service, the Purchaser's Guarantor shall promptly appoint another person with an address for service in England and Wales to be the Purchaser's Guarantor's agent for service on the terms of this clause 19 and promptly notify the Seller of the replacement's name and address. Failing such appointment and notification, the Seller shall be entitled by notice to the Purchaser's Guarantor to appoint such a replacement (including itself) on the replacement's standard or usual terms (if any) for such appointments to act on the Purchaser's Guarantor's behalf in accordance with this clause.

20.   GOVERNING LAW AND JURISDICTION

      The construction validity and performance of this Deed of Guarantee and Indemnity and all agreements executed pursuant hereto shall be governed by English law (other than choice of law rules) and the Parties hereby irrevocably submit to the exclusive jurisdiction of the English Courts.

IN WITNESS WHEREOF the Purchaser's Guarantor and the Seller have executed and delivered this Deed of Guarantee and Indemnity as a deed the day and year first above written.


EXECUTED and DELIVERED as a DEED BY
APACHE CORPORATION
acting by Lisa A. Stewart, Executive Vice President Business
Development and E&P Services

/s/
...........................................

Signature of witness:
Name:
Address:
Occupation:


EXECUTED and DELIVERED as a DEED BY BP EXPLORATION OPERATING COMPANY LIMITED acting by its duly authorised attorney

/s/
...........................................

Signature of witness:
Name:
Address:
Occupation:


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